EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/22/26 to 2/13/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/23/2026	Sell	3,020	11.44
1/26/2026	Sell	52,096	11.58
1/27/2026	Sell	15,527	11.67
1/28/2026	Sell	8,027	11.59
1/29/2026	Sell	236	11.45
2/2/2026	Sell	14,183	11.40
2/5/2026	Sell	22,640	11.50
2/9/2026	Sell	18,619	11.77
2/10/2026	Sell	21,230	11.98
2/13/2026	Buy	342,840	12.02